Exhibit 16.1

August 20, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: CAMBELL INTERNATIONAL HOLDING CORP.

Dear Sirs/Madams:

We have read the statements being made by CAMBELL INTERNATIONAL HOLDING CORP. (the “Company”) in its Form 8-K dated August 20, 2025 and captioned “Changes in Registrant’s Certifying Accountant.” We agree with the statements contained in the paragraphs concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants